Exhibit 99.1

NEWS RELEASE

HECLA PROVIDES UPDATE ON SETTLEMENT NEGOTIATIONS FOR THE
COEUR D’ALENE BASIN ENVIRONMENTAL LITIGATION

FOR IMMEDIATE RELEASE
April 18, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) provides an update on the previously announced settlement negotiations with the United States, the Coeur d’Alene Indian Tribe, and the State of Idaho (the “Plaintiffs”) regarding the Coeur d’Alene Basin environmental litigation and related claims.

On February 24, we announced that the parties reached an understanding on proposed financial terms to be included into a comprehensive settlement of the Coeur d'Alene Basin environmental litigation and related claims.  The Court issued an order giving the parties until April 15, 2011 to inform the Court of the status of settlement negotiations.

Since that date, the parties have made significant progress in negotiating the final terms of settlement to be reflected in a Consent Decree incorporating both the previously announced financial terms and the non-monetary terms of settlement, but have not yet finalized the Consent Decree. On each of April 15 and April 18, an update regarding settlement efforts was provided to the Court by the parties and the mediator. As part of the update, the Court was told that the parties need additional time to finalize the Consent Decree and for the management of each of the Plaintiffs to approve the complete terms of settlement. In response, Hecla anticipates that the Court will issue an order requiring bi-weekly status conferences with the Court, starting the first week of May, to keep the Court informed of the progress towards lodging of the Consent Decree.  Hecla is hopeful that the settlement will be completed and effective no later than during the third quarter.

If the terms of settlement are completed and approved by the parties, the Consent Decree will be lodged with the Court, followed by a public comment period anticipated to last 30 days, after which time the United States will evaluate and respond to any public comments received and then presumably seek Court approval and entry of the Consent Decree. If the Court enters the Consent Decree, Hecla will have settled its historic environmental liability in the Basin and the remaining obligations in the Box and would make the following payments:

•
$102 million of cash, $55.5 million of cash or Hecla stock, and approximately $9.5 million in proceeds from series 3 warrants received by Hecla to date and referred to below, all  payable 30 days after entry of the Consent Decree

•	$25 million of cash 30 days after the first anniversary of entry of the Consent Decree
•	$15 million of cash 30 days after the second anniversary of entry of the Consent Decree
•
Approximately $56.4 million by August 2014, as quarterly payments of the proceeds from the exercise of any outstanding Series 1 and Series 3 warrants (which have an exercise price of between $2.45 and $2.50 per share) during the quarter, with the remaining balance, if any, due in August 2014.

Although Hecla is optimistic the Consent Decree will be entered, there can be no assurance that the parties will be successful in negotiating and agreeing on the final terms of the Consent Decree or that the Consent Decree will be entered by the Court and thereby become final and binding. Hecla will continue to provide updates on the status of the Consent Decree.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements
Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada